EXHIBIT 99.1

FIRST FINANCIAL HOLDINGS, INC.

FIRST FINANCIAL HOLDINGS, INC. ANNOUNCES THIRD QUARTER EARNINGS
AND DECLARES CASH DIVIDEND

CHARLESTON, SOUTH CAROLINA, October 25, 2012 – First Financial Holdings, Inc. (“First Financial,” NASDAQ: FFCH), the holding company for First Federal Bank (“First Federal”), announced today net income available to common shareholders of $5.7 million for the three months ended September 30, 2012, compared with $11.6 million for the three months ended June 30, 2012 and $113 thousand for the three months ended September 30, 2011.  Diluted net income per common share was $0.34 for the quarter ended September 30, 2012, compared with $0.70 for the prior quarter and $0.01 for the same quarter last year.  The quarter ended June 30, 2012 included a $9.0 million after-tax gain on the acquisition of Plantation Federal Bank (“Plantation”) and a $3.1 million after-tax net charge related to repositioning the balance sheet.

For the nine months ended September 30, 2012, net income available to common shareholders was $18.1 million, compared with a net loss of $(45.2) million for the same period of 2011.  Diluted net income per common share from continuing operations was $1.09, compared with a net loss of $(2.52) for the first nine months of 2011.

“First Financial is pleased to report another quarter of solid earnings as we continue to successfully execute on our strategic priorities,” said R. Wayne Hall, president and chief executive officer of First Financial and First Federal.  “In addition to maintaining operating results, we are extremely pleased that credit metrics have remained stable since our bulk loan sale in October 2011.  We believe that all of our initiatives have positioned us well to provide enhanced value to our shareholders.”

Highlights for the Quarter

•	Net interest margin increased 27 basis points to 4.35% at September 30, 2012.
•	Credit metrics remained stable with non-covered nonperforming assets to total assets of 1.42% at September 30, 2012, compared with 1.45% at June 30, 2012.
•
Net charge-offs totaled $7.0 million for the quarter ended September 30, 2012, compared with $6.7 million for the prior quarter, while the provision for loan losses was $4.5 million and $4.7 million for the quarters ended September 30, 2012 and June 30, 2012, respectively.

•
First Financial remains well capitalized at September 30, 2012 with total risk-based capital of 15.70%, Tier 1 risk-based capital of 14.42%, and Tier 1 leverage capital of 10.12%.  Tangible common equity to tangible common assets ratio increased to 6.77% at quarter end.

Balance Sheet

Total assets at September 30, 2012 were $3.2 billion, a decrease of $58.7 million or 1.8% from June 30, 2012 and an increase of $39.2 million or 1.2% over September 30, 2011.  The decrease from June 30, 2012 was primarily the result of lower portfolio loans due to payoffs and paydowns, and a decline in loans held for sale, partially offset by purchases of bank owned life insurance investments during the quarter.  The increase in total assets over September 30, 2011 was principally due to the Plantation acquisition and the Liberty Savings Bank (“Liberty”) branch acquisitions in April 2012, partially offset by a decrease in investment securities and reductions in loans held for sale as a result of the bulk loan sale completed in October 2011.

Investment securities at September 30, 2012 totaled $276.6 million, a decrease of $16.8 million or 5.7% from June 30, 2012 and a decrease of $192.9 million or 41.1% from September 30, 2011.  The decrease from June 30, 2012 was due to normal principal reductions and cash flows from called securities, partially offset by new security purchases.  The decrease from September 30, 2011 was the result of the sale of $203.6 million of mortgage-backed securities during the June 30, 2012 quarter as part of a balance sheet repositioning initiative.

The following table summarizes the loan portfolio by major categories.

First Financial Holdings, Inc.
September 30, 2012 Earnings Release	Page 2

LOANS (in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Residential loans
Residential 1-4 family	$1,008,130	$1,023,800	$972,881	$975,405	$909,907
Residential construction	19,660	19,601	15,501	15,117	16,431
Residential land	52,616	56,073	40,794	41,612	40,725
Total residential loans	1,080,406	1,099,474	1,029,176	1,032,134	967,063

Commercial loans
Commercial business	125,345	107,804	88,054	83,814	80,871
Commercial real estate	520,135	555,588	447,339	456,541	471,296
Commercial construction	1,801	17,201	16,289	16,477	15,051
Commercial land	74,306	78,011	54,786	61,238	67,432
Total commercial loans	721,587	758,604	606,468	618,070	634,650

Consumer loans
Home equity	380,000	388,534	347,825	357,270	369,213
Manufactured housing	277,744	276,607	275,845	275,275	276,047
Marine	69,314	59,643	50,458	52,590	55,243
Other consumer	45,318	49,621	45,795	50,118	53,118
Total consumer loans	772,376	774,405	719,923	735,253	753,621
Total loans	2,574,369	2,632,483	2,355,567	2,385,457	2,355,334
Less: Allowance for loan losses	46,351	48,799	50,776	53,524	54,333
Net loans	$2,528,018	$2,583,684	$2,304,791	$2,331,933	$2,301,001

Total loans at September 30, 2012 decreased $58.1 million or 2.2% from June 30, 2012 and increased $219.0 million or 9.3% over September 30, 2011.  The decrease from June 30, 2012 was a result of reductions in all three major loan categories due to several large payoffs and paydowns on commercial real estate and commercial land loans, higher loss claims on the Plantation portfolio, and normal cash flows.  The marine portfolio increased $9.7 million or 16.2% due to strong demand for First Federal’s yacht loan product, which was introduced earlier in 2012.  The increase over September 30, 2011 was primarily the result of the Plantation and Liberty acquisitions which occurred during the June 30, 2012 quarter.

The allowance for loan losses was 1.80% of total loans at September 30, 2012, compared with 1.85% of total loans at June 30, 2012 and 2.31% of total loans at September 30, 2011.  The decrease in the allowance ratio from June 30, 2012 was due to the continued improvement in historical loss factors and stable credit metrics since the bulk loan sale in October 2011.  In addition, the change in the allowance ratio from September 30, 2011 was affected by acquiring loans in the Plantation and Liberty acquisitions that are carried at fair value and do not currently have an associated allowance.  The allowance for loan losses at September 30, 2012 was 1.99% of loans excluding loans covered under a purchase and assumption loss share agreement (“loss share agreements”) with the FDIC (“covered loans”), and represented 1.2 times coverage of the non-covered nonperforming loans.

At September 30, 2012, loans held for sale totaled $53.8 million, a decrease of $18.6 million or 25.7% from June 30, 2012 and a decrease of $41.1 million or 43.3% from September 30, 2011.  The decrease from June 30, 2012 was related to the volume of mortgage origination and timing of sales closed in the secondary market during the current quarter.  Loans held for sale at September 30, 2011 were comprised of $40.8 million in residential mortgage loans awaiting sale in the secondary market and $54.1 million of loans in the bulk loan sale pool.  The decrease from September 30, 2011 was principally caused by completing the bulk loan sale in October 2011, partially offset by higher residential mortgage loans held for sale due to additional volume from the correspondent lending expansion.

The FDIC indemnification asset, net at September 30, 2012 was $75.0 million, a decrease of $2.3 million or 3.0% from June 30, 2012 and an increase of $24.6 million or 48.7% over September 30, 2011.  The decrease from June 30, 2012 was due to the receipt of claims reimbursement from the FDIC, partially offset by normal accretion.  The increase over September 30, 2011 was the result of establishing a $34.3 million indemnification asset during the second quarter of 2012 due to the Plantation transaction, as well as normal accretion of the existing indemnification asset, partially offset by the receipt of claims reimbursement from the FDIC.   Additionally, First Federal began to amortize a potential  impairment on the FDIC indemnification asset related to the Cape Fear transaction as the performance of the underlying loans has been better than originally projected and may result in lower future reimbursements under the loss share agreement.  In addition, the accretable yield on the Cape Fear covered loans was adjusted during the current quarter, which contributed to the increase in net interest income and significantly offset the amortization expense related to the FDIC indemnification asset.

First Financial Holdings, Inc.
September 30, 2012 Earnings Release	Page 3

Bank owned life insurance totaled $50.2 million at September 30, 2012, an increase of $40.2 million over June 30, 2012 and an increase of $50.2 million over September 30, 2011.  The increases were the result of establishing a bank owned life insurance program on certain corporate officers as part of a strategy to reduce total benefits costs.

Other assets totaled $83.0 million at September 30, 2012, a decrease of $20.1 million or 19.5% from June 30, 2012 and a decrease of $35.6 million or 30.0% from September 30, 2011.  The decreases were principally due to current tax adjustments recorded, federal tax refunds received during the twelve month period ended September 30, 2012 and a $2.1 million write-down of the state deferred tax asset during the first quarter of 2012 after First Federal’s conversion to a South Carolina state-chartered commercial bank related to a difference in applicable South Carolina tax laws for banks versus thrifts.  In addition, other real estate owned (“OREO”) at September 30, 2012 declined $6.6 million and $4.6 million from June 30, 2012 and September 30, 2011, respectively, as sales of properties outpaced foreclosures.

Core deposits, which include checking, savings, and money market accounts, totaled $1.6 billion at September 30, 2012, an increase of $26.2 million or 1.6% over June 30, 2012 and an increase of $395.1 million or 32.3% over September 30, 2011.  The increases were primarily the result of the Plantation and Liberty transactions as well as the introduction of new retail deposit products and sales processes during 2012.  Time deposits at September 30, 2012 totaled $1.0 billion, a decrease of $112.6 million or 10.2% from June 30, 2012 and a decrease of $81.2 million or 7.5% from September 30, 2011.  The decreases were the effect of planned reductions in maturing high rate retail and wholesale time deposits, partially offset by the Plantation and Liberty transactions.

Advances from the Federal Home Loan Bank (“FHLB”) at September 30, 2012 totaled $253.0 million, an increase of $20.0 million or 8.6% over June 30, 2012 and a decrease of $305.0 million or 54.7% from September 30, 2011.  The increase over June 30, 2012 was essentially caused by short-term funding needs.  The decrease from September 30, 2011 was primarily the effect of prepaying $125.0 million of long-term FHLB advances during the June 30, 2012 quarter as part of a balance sheet repositioning initiative, as well as a shift in funding mix due to the organic growth of core deposits and the acquisition of low-cost deposits from Plantation and Liberty.

Shareholders’ equity at September 30, 2012 was $292.5 million, an increase of $5.2 million or 1.8% over June 30, 2012 and an increase of $24.0 million or 8.9% over September 30, 2011.  The increases were due to the effect of net operating results, partially offset by a reduction in accumulated other comprehensive income related to investment securities valuations during the last twelve months.  Both First Financial’s and First Federal’s regulatory capital ratios are in excess of “well-capitalized” minimums, as presented in the following table.

		For the Quarters Ended
		September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
First Financial
Equity to assets		9.01%	8.69%	8.84%	8.81%	8.37%
Tangible common equity to tangible assets (non-GAAP)		6.77	6.47	6.70	6.67	6.27
Book value per common share		$13.77	$13.45	$12.89	$12.84	$12.31
Tangible book value per common share (non-GAAP)		13.25	12.91	12.75	12.69	12.16
Dividends paid per common share, authorized		0.05	0.05	0.05	0.05	0.05
Common shares outstanding, end of period (000s)		16,527	16,527	16,527	16,527	16,527

	Regulatory Minimum for "Well-Capitalized"
Tier 1 leverage capital ratio1	5.00%	10.12%	9.79%	10.22%
Tier 1 risk-based capital ratio1	6.00	14.42	13.89	14.81
Total risk-based capital ratio1	10.00	15.70	15.16	16.08

First Federal2
Leverage capital ratio	5.00%	9.47%	9.06%	9.00%	8.92%	8.26%
Tier 1 risk-based capital ratio	6.00	13.50	12.86	13.05	12.35	11.26
Total risk-based capital ratio	10.00	14.78	14.13	14.32	13.61	12.53

1   Interest income used in the average rate calculation includes the tax equivalent adjustment of $592 thousand, and $447 thousand for the nine months ended September 30, 2012, and 2011, respectively, calculated based on a federal tax rate of 35%.

2 Average loans include loans held for sale and nonaccrual loans. Loan fees, which are not material for any of the periods, have been included in loan interest income for the rate calculation.

Asset Quality

First Financial Holdings, Inc.
September 30, 2012 Earnings Release	Page 4

The following tables illustrate the trend in quality and risk inherent in the loan portfolio.

DELINQUENT LOANS	September 30, 2012		June 30, 2012		March 31, 2012		December 31, 2011		September 30, 2011
(30-89 days past due) (dollars in thousands)	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio
Residential loans
Residential 1-4 family	$2,361	0.23%	$1,244	0.12%	$1,889	0.19%	$2,986	0.31%	$1,722	0.19%
Residential land	157	0.30	475	0.85	123	0.30	561	1.35	65	0.16
Total residential loans	2,518	0.23	1,719	0.16	2,012	0.20	3,547	0.34	1,787	0.18

Commercial loans
Commercial business	582	0.46	903	0.84	1,677	1.90	908	1.08	868	1.07
Commercial real estate	2,397	0.46	3,014	0.54	3,065	0.69	3,514	0.77	3,394	0.72
Commercial construction	---	---	---	---	---	---	---	---	595	3.95
Commercial land	318	0.43	675	0.87	2,271	4.15	1,185	1.94	537	0.80
Total commercial loans	3,297	0.46	4,592	0.61	7,013	1.16	5,607	0.91	5,394	0.85

Consumer loans
Home equity	2,204	0.58	2,017	0.52	3,315	0.95	4,525	1.27	3,408	0.92
Manufactured housing	2,506	0.90	1,835	0.66	1,502	0.54	3,267	1.19	2,600	0.94
Marine	227	0.33	300	0.50	358	0.71	597	1.14	980	1.77
Other consumer	742	1.64	626	1.26	445	0.97	831	1.66	629	1.18
Total consumer loans	5,679	0.74	4,778	0.62	5,620	0.78	9,220	1.25	7,617	1.01
Total delinquent loans	$11,494	0.45%	$11,089	0.42%	$14,645	0.62%	$18,374	0.77%	$14,798	0.63%

Total delinquent loans at September 30, 2012 increased $405 thousand or 3.7% from June 30, 2012 and decreased $3.3 million or 22.3% from September 30, 2011 due to continued collection efforts.  Total delinquent loans at September 30, 2012 included $1.4 million in covered loans, as compared with $2.9 million at June 30, 2012.

	September 30, 2012		June 30, 2012		March 31, 2012		December 31, 2011		September 30, 2011
NONPERFORMING ASSETS (dollars in thousands)	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio
Residential loans
Residential 1-4 family	$10,881	1.08%	$10,460	1.02%	$6,649	0.68%	$4,977	0.51%	$1,595	0.18%
Residential land	1,558	2.96	1,423	2.54	1,398	3.43	1,448	3.48	1,140	2.80
Total residential loans	12,439	1.15	11,883	1.08	8,047	0.78	6,425	0.62	2,735	0.28

Commercial loans
Commercial business	1,407	1.12	1,198	1.11	1,931	2.19	3,666	4.37	4,322	5.34
Commercial real estate	15,853	3.05	15,918	2.87	18,474	4.13	17,127	3.75	18,400	3.90
Commercial construction	247	13.71	261	1.52	261	1.60	605	3.67	266	1.77
Commercial land	2,990	4.02	4,577	5.87	5,240	9.56	5,232	8.54	6,310	9.36
Total commercial loans	20,497	2.84	21,954	2.89	25,906	4.27	26,630	4.31	29,298	4.62

Consumer loans
Home equity	10,145	2.67	10,636	2.74	9,779	2.81	8,192	2.29	6,871	1.86
Manufactured housing	2,221	0.80	2,197	0.79	2,648	0.96	3,461	1.26	2,922	1.06
Marine	90	0.13	29	0.05	63	0.12	246	0.47	47	0.09
Other consumer	228	0.50	306	0.62	131	0.29	224	0.45	127	0.24
Total consumer loans	12,684	1.64	13,168	1.70	12,621	1.75	12,123	1.65	9,967	1.32
Total nonaccrual loans	45,620	1.77	47,005	1.79	46,574	1.98	45,178	1.89	42,000	1.78
Loans 90+ days still accruing	74		75		51		121		171
Restructured loans, still accruing	3,340		2,857		3,276		2,411		734
Total nonperforming loans	49,034	1.90%	49,937	1.90%	49,901	2.12%	47,710	2.00%	42,905	1.82%
Nonperforming loans held for sale	---		---		---		---		39,412
Other repossessed assets acquired	21,579		28,191		21,818		20,487		26,212
Total nonperforming assets	$70,613		$78,128		$71,719		$68,197		$108,529

Total nonperforming assets at September 30, 2012 decreased $7.5 million or 9.6% from June 30, 2012 and decreased $37.9 million or 34.9% from September 30, 2011.  The decrease from June 30, 2012 was primarily the result of a $6.6 million reduction in OREO due to continued sales and write-downs.  Total nonperforming loans decreased from the linked quarter as a result of ongoing active management of special assets.  The decrease from September 30, 2011 was principally due to resolution of several nonperforming commercial loans, the October 2011 bulk loan sale of nonperforming loans held for sale, and a decline in OREO, partially offset by increases in nonperforming residential mortgage and consumer loans.  Covered nonperforming loans totaled $10.0 million at September 30, 2012, essentially unchanged from June 30, 2012 and a decrease of $9.0 million from September 30, 2011.  Covered OREO totaled $14.6 million at September 30, 2012, a decrease of $5.4 million from June 30, 2012 and an increase of $5.9 million from September 30, 2011.  The increase from September 30, 2011 was due to properties acquired in the Plantation transaction, partially offset by a decline in the level of legacy OREO properties due to sales and writedowns.

First Financial Holdings, Inc.
September 30, 2012 Earnings Release	Page 5

Classified loans at September 30, 2012 totaled $117.8 million, an increase of $4.4 million or 3.9% over June 30, 2012 and an increase of $9.4 million or 8.7% over September 30, 2011.  The increases were the effect of a prolonged cycle to resolve foreclosed residential mortgages in South Carolina.  Covered classified loans totaled $20.6 million at September 30, 2012, essentially unchanged from June 30, 2012 and a decrease of $13.5 million or 39.5% from September 30, 2011.  Non-covered classified assets to Tier 1 capital and the allowance for loan losses totaled 27.58% at September 30, 2012, compared with 26.83% and 39.32% at June 30, 2012 and September 30, 2011, respectively.

	September 30, 2012		June 30, 2012		March 31, 2012		December 31, 2011		September 30, 2011
NET CHARGE-OFFS (dollars in thousands)	$	% of Portfolio*	$	% of Portfolio*	$	% of Portfolio*	$	% of Portfolio*	$	% of Portfolio*
Residential loans
Residential 1-4 family	$294	0.12%	$1,070	0.42%	$507	0.21%	$391	0.16%	$414	0.18%
Residential land	403	2.91	78	0.59	701	6.75	532	5.31	165	1.58
Total residential loans	697	0.26	1,148	0.42	1,208	0.47	923	0.37	579	0.24

Commercial loans
Commercial business	924	3.22	334	1.34	825	3.60	640	3.22	136	0.69
Commercial real estate	1,994	1.47	714	0.54	1,462	1.30	1,417	1.22	433	0.36
Commercial construction	11	0.56	(2)	(0.05)	(2)	(0.05)	(3)	(0.07)	635	16.12
Commercial land	1,037	5.43	723	4.00	1,439	9.87	804	4.94	2,052	12.15
Total commercial loans	3,966	2.14	1,769	0.99	3,724	2.41	2,858	1.83	3,256	2.04

Consumer loans
Home equity	1,125	1.17	2,580	2.71	2,264	2.57	2,955	3.26	4,910	5.28
Manufactured housing	778	1.12	666	0.97	1,467	2.13	845	1.23	978	1.42
Marine	146	0.88	82	0.60	361	2.83	142	1.05	158	1.12
Other consumer	269	2.22	428	3.48	469	3.90	531	4.09	217	1.61
Total consumer loans	2,318	1.20	3,756	1.98	4,561	2.51	4,473	2.41	6,263	3.31
Total net charge-offs	$6,981	1.07%	$6,673	1.04%	$9,493	1.60%	$8,254	1.39%	$10,098	1.71%

*Represents an annualized rate

Net charge-offs for the quarter ended September 30, 2012 were essentially unchanged from the prior quarter, with no individually large loans charged-off.

Quarterly Results of Operations

First Financial reported net income from continuing operations of $6.7 million for the three months ended September 30, 2012, compared with $12.6 million for the three months ended June 30, 2012 and $2.9 million for the three months ended September 30, 2011.

Net interest income

Net interest margin, on a fully tax-equivalent basis, was 4.35% for the quarter ended September 30, 2012, as compared with 4.08% for the quarter ended June 30, 2012 and 3.87% for the quarter ended September 30, 2011.  The increase over the linked quarter was primarily the result of a full-quarter impact of the accretion and amortization of purchase accounting adjustments resulting from the Plantation acquisition as well as improved performance on Cape Fear loans, a lower cost of funds as maturing time deposits are replaced with core deposits and the funding mix continues to shift from borrowings, and higher yields on investments due to acceleration of accretion on called investment securities.  The increase over the same quarter last year was essentially caused by the same factors,  but at a greater magnitude due to the full quarter effect.

Net interest income for the quarter ended September 30, 2012 was $33.2 million, an increase of $1.5 million or 4.7% over the prior quarter and an increase of $4.1 million or 14.2% over the same quarter last year.  The increases were primarily the effect of higher levels of average earning assets from the Plantation and Liberty acquisitions.

Provision for loan losses

After determining what First Financial believes is an adequate allowance for loan losses based on the estimated risk inherent in the loan portfolio, the provision for loan losses is calculated based on the net effect of the change in the allowance for loan losses and net charge-offs.  The provision for loan losses was $4.5 million for the quarter ended September 30, 2012, essentially unchanged from the linked quarter and a decrease of $4.4 million or 49.3% from the same quarter last year.  The decrease from the same period last year was related to the continued improvement in historical loss trends and general stabilization of credit metrics through September 30, 2012.

Noninterest income

First Financial Holdings, Inc.
September 30, 2012 Earnings Release	Page 6

Noninterest income totaled $14.5 million for the quarter ended September 30, 2012, a decrease of $18.0 million from the prior quarter and an increase of $310 thousand or 2.2% over the same quarter last year.  The decrease from the linked quarter was primarily the result of the $14.6 million gain on the acquisition of Plantation, and a $3.5 million gain on the sale of investment securities related to the balance sheet repositioning, which were recorded in the June 30, 2012 quarter.  Mortgage and other loan income decreased $311 thousand or 7.1% due in large part to unfavorable hedge adjustments on both the mortgage servicing rights and the mortgage pipeline hedges in the current quarter, partially offset by higher gains on sales of residential mortgage loans into the secondary market during the current quarter as volumes increased.  Service charges on deposit accounts continue to trend upward due to a higher number of transaction accounts.  Brokerage fees decreased $220 thousand or 25.1% due to seasonal trends with lower sales volume in the current quarter.

In addition to the two gains discussed above, other key factors contributing to the increase over the same quarter last year included higher service charges on deposit accounts ($576 thousand) due to higher transaction-related revenue from increases in both volume and fees, as well as higher mortgage and other loan income ($1.3 million) due to higher residential mortgage origination levels related to the continued low interest rate environment and the addition of correspondent lenders.  The increases were partially offset by the effect of a $1.9 million net gain recorded in the same quarter last year related to the resolution of some of the loans previously identified as part of the bulk loan pool.

Noninterest expense

Noninterest expense totaled $33.0 million for the quarter ended September 30, 2012, a decrease of $6.2 million or 15.9% from the prior quarter and an increase of $3.4 million or 11.6% over the same quarter last year.  The June 30, 2012 quarter included an $8.5 million termination charge on the prepayment of FHLB advances as part of the balance sheet repositioning.  Excluding the termination charge, noninterest expenses for the June 30, 2012 quarter totaled $30.7 million, which is $2.3 million or 7.5% lower than the current quarter.  All expense categories increased over both prior periods due to the full-quarter impact of the Plantation and Liberty operations.  In addition, the increase over the linked quarter was due to higher salaries and employee benefits, OREO expenses, other loan expense, and other expense, partially offset by lower occupancy costs.  Salaries and employee benefits increased due to higher group insurance costs related to the timing of claims.  OREO expenses increased $896 thousand due to higher write-downs on OREO properties.  Other loan expense increased $337 thousand due to higher foreclosure-related expenses.  Other expenses increased $844 thousand primarily the result of beginning to amortize a projected impairment on the FDIC indemnification asset related to the Cape Fear transaction ($563 thousand this quarter) as well as a post-sale settlement of $487 thousand on one of the insurance agencies sold during 2011.  Occupancy costs decreased $600 thousand due to expenses associated with closing four in-store branches during the previous quarter.

In addition to the impact of the Plantation and Liberty transactions, the increase over the same quarter of the prior year was related to professional services ($391 thousand), other loan expense ($630 thousand), and other expense ($2.4 million), partially offset by lower OREO expenses ($2.1 million).  The increase in professional fees was a direct result of acquisition expenses related to Plantation and Liberty and other strategic initiatives. The increase in other loan expense was due to higher foreclosure-related costs as well as higher loan origination and servicing costs.  In addition to the factors mentioned above, other expense increased due to conversion-related expenses associated with migrating Plantation customers to First Federal’s core operating systems during the current quarter.  The decrease in OREO expenses was primarily the effect of fewer write-downs of OREO properties, recognition of more gains on the sales of properties, and less OREO related expense.

Income Taxes

The income tax expense for the three months ended September 30, 2012 totaled $3.5 million, a decrease of $4.2 million from the linked quarter and an increase of $1.6 million over the same quarter last year.  The quarter ended June 30, 2012 included the establishment of a $5.6 million deferred tax liability related to the gain on the Plantation acquisition, partially offset by a $1.9 million tax benefit related to the balance sheet repositioning.  In addition, the variances from both prior periods were the result of the change in pre-tax income.  The effective tax rate for the three months ended September 30, 2012 was 34.53%, compared with 38.00% and 39.65% for the quarters ended June 30, 2012 and September 30, 2011 respectively.  The decreases were principally due to higher tax-exempt income resulting from purchasing bank owned life insurance.

Year-to-Date Results of Operations

First Financial reported net income from continuing operations of $21.0 million for the nine months ended September 30, 2012, compared with a net loss of $38.8 million for the nine months ended September 30, 2011.

Net interest income

First Financial Holdings, Inc.
September 30, 2012 Earnings Release	Page 7

Net interest margin, on a fully tax-equivalent basis, was 4.09% for the nine months ended September 30, 2012, compared with 3.84% for the same period of 2011.  The increase was primarily the result of average rates paid on interest-bearing liabilities declining 35 basis points while interest-earning asset yields declined only 9 basis points.  Contributing to the decline in interest-bearing liabilities was the replacement of high cost maturing time deposits with low-cost core deposits generated organically as well as acquired from Plantation and Liberty.

Net interest income for the nine months ended September 30, 2012 totaled $93.2 million, an increase of $5.4 million or 6.1% over the same period of 2011.  The increase was essentially caused by the Planation and Liberty transactions.

Provision for loan losses

The provision for loan losses was $16.0 million for the nine months ended September 30, 2012, compared with $99.4 million for the same period of 2011.  The decrease was primarily the result of $65.7 million recorded in 2011 related to the reclassification of loans to loans held for sale, as well as improvement in historical loss trends and credit metrics through September 30, 2012.

Noninterest income

Noninterest income totaled $60.3 million for the nine months ended September 30, 2012, an increase of $23.3 million over the same period of 2011.  The increase was principally caused by the $14.6 million gain on the Plantation acquisition and the $3.5 million gain on the sale of investment securities related to the balance sheet repositioning strategy.  In addition, mortgage and other loan income increased $6.0 million and service charges on deposit accounts increased $2.1 million, both due to an increased volume of transactions.  The increases were partially offset by the $1.9 million gain on sold loan pool, as discussed above.

Noninterest expense

Noninterest expense totaled $101.0 million for the nine months ended September 30, 2012, an increase of $12.7 million or 14.3% over the same period of 2011.  The increase was primarily the result of the $8.5 million FHLB termination charge related to the balance sheet repositioning strategy.  Other significant variances included higher occupancy costs ($1.0 million), professional services ($1.2 million), other loan expense ($1.2 million), and other expenses ($4.2 million), partially offset by lower salaries and employee benefits ($1.5 million), FDIC insurance and regulatory fees ($462 thousand), and a goodwill impairment in 2011 ($630 thousand).  In addition to the factors discussed above for the quarterly results, other expenses increased due to deposit rewards management expenses related to higher customer debit card usage.  The decrease in salaries and employee benefits was primarily the effect of compensation agreements entered into during the prior year.  The decrease in FDIC insurance and regulatory fees was due to the new assessment methodology implemented by the FDIC during 2011.  The variances in the other categories were essentially caused by the factors discussed above in the quarterly analysis.

Income Taxes

The income tax expense for the nine months ended September 30, 2012 totaled $15.5 million, an increase of $39.8 million over the prior year.  The increase was primarily the result of the change in pre-tax income, a $2.1 million write-down of the state deferred tax asset in the first quarter of 2012, and the establishment of a $5.6 million deferred tax liability related to the gain on the Plantation acquisition in the second quarter of 2012.  The effective tax rate for the nine months ended September 30, 2012 was 42.43%, compared with 38.54% for the same period last year.  The increase was principally caused by the state deferred tax asset write-down, partially offset by higher tax-exempt income related to bank owned life insurance.

Cash Dividend Declared

On October 25, 2012, First Financial declared a quarterly cash dividend of $12.50 per share on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, payable on November 15, 2012 to preferred shareholders of record as of November 5, 2012.  First Financial also declared a quarterly cash dividend of $0.05 per common share, payable on November 23, 2012 to shareholders of record as of November 8, 2012.

Conference Call

R. Wayne Hall, president and CEO; Blaise B. Bettendorf, EVP and CFO; and Joseph W. Amy, EVP and CCO; will review the quarter’s results in a conference call at 9:00 am (ET), October 26, 2012.  The live audio webcast is available on First Financial’s website at www.firstfinancialholdings.com and will be available for 90 days.

First Financial Holdings, Inc.
September 30, 2012 Earnings Release	Page 8

About First Financial

First Financial Holdings, Inc. (“First Financial”, NASDAQ: FFCH) is a Charleston, South Carolina financial services provider with $3.2 billion in total assets as of September 30, 2012.  First Financial offers integrated financial solutions, including personal, business, and wealth management services.  First Federal Bank (“First Federal”), which was founded in 1934 and is the primary subsidiary of First Financial, serves individuals and businesses throughout coastal South Carolina, Florence, and Greenville, South Carolina, and Wilmington, North Carolina.  First Financial subsidiaries include: First Federal; First Southeast Investor Services, Inc., a registered broker-dealer; and First Southeast 401(k) Fiduciaries, Inc., a registered investment advisor.  First Federal is the largest financial institution headquartered in the Charleston, South Carolina metropolitan area and the third largest financial institution headquartered in South Carolina, based on asset size.  Additional information about First Financial is available at www.firstfinancialholdings.com.

Discontinued Operations Financial Statement Presentation

As a result of First Financial’s sales of its insurance agency subsidiary, First Southeast Insurance Services, Inc., which was completed on June 1, 2011, and its managing general insurance agency subsidiary, Kimbrell Insurance Group, Inc., which was completed on September 30, 2011, the financial condition, operating results, and the gain or loss on the sales, net of transaction costs and taxes, for these subsidiaries have been segregated from the financial condition and operating results of First Financial’s continuing operations throughout this release and, as such, are presented as discontinued operations.  While all prior periods have been revised retrospectively to align with this treatment, these changes do not affect First Financial’s reported consolidated financial condition or operating results for any of the prior periods.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release includes non-GAAP financial measures such as the efficiency ratio, the tangible common equity to tangible assets ratio, tangible common book value per share, and pre-tax pre-provision earnings.  First Financial believes these non-GAAP financial measures provide additional information that is useful to investors in understanding its underlying performance, business, and performance trends and such measures help facilitate performance comparisons with others in the banking industry.  Non-GAAP measures have inherent limitations, are not required to be uniformly applied, and are not audited.  Readers should be aware of these limitations and should be cautious to their use of such measures.  To mitigate these limitations, First Financial has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and to ensure that its performance is properly reflected to facilitate consistent period-to-period comparisons.  Although management believes the above non-GAAP financial measures enhance investors’ understanding of First Financial’s business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation used in the efficiency ratio.

First Financial believes the exclusion of goodwill and other intangible assets facilitates the comparison of results for ongoing business operations.  The tangible common equity (“TCE”) ratio and tangible book value per common share (“TBV”) have become a focus of some investors, analysts and banking regulators.  Management believes these measures may assist investors in analyzing First Financial’s capital position absent the effects of intangible assets and preferred stock.  Because TCE and TBV are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures.  However, analysts and banking regulators may assess First Financial’s capital adequacy using TCE or TBV, therefore, management believes that it is useful to provide investors the ability to assess its capital adequacy on the same basis.

First Financial believes that pre-tax, pre-provision earnings are a useful measure in assessing its core operating performance, particularly during times of economic stress.  This measurement, as defined by management, represents total revenue (net interest income plus noninterest income) less noninterest expense.  As recent results for the banking industry demonstrate, credit write-downs, loan charge-offs, and related provisions for loan losses can vary significantly from period to period, making a measure that helps isolate the impact of credit costs on profitability important to investors.

Please refer to the Selected Financial Information table and the Non-GAAP Reconciliation table later in this release for additional information.

Forward-Looking Statements

Statements in this release that are not statements of historical fact, including without limitation, statements that include terms such as “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,”

First Financial Holdings, Inc.
September 30, 2012 Earnings Release	Page 9

“probably,” “projects,” “outlook,” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” or “could” constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements regarding First Financial’s future financial and operating results, plans, objectives, expectations and intentions involve risks and uncertainties, many of which are beyond First Financial’s control or are subject to change.  No forward-looking statement is a guarantee of future performance and actual results could differ materially from those anticipated by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the general business environment; general economic conditions nationally and in the States of North and South Carolina; interest rates; the North and South Carolina real estate markets; the demand for mortgage loans; the credit risk of lending activities, including changes in the level and trend of delinquent and nonperforming loans and charge-offs; changes in First Federal’s allowance for loan losses and provision for loan losses that may be affected by deterioration in the housing and real estate markets; results of examinations by banking regulators, including the possibility that any such regulatory authority may, among other things, require First Federal to increase its allowance for loan losses, write-down assets, change First Federal’s regulatory capital position or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect liquidity and earnings; First Financial’s ability to control operating costs and expenses; First Financial’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel acquired or may in the future acquire into its operations and its ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; competitive conditions between banks and non-bank financial services providers; and regulatory changes, including new or revised rules and regulations implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.  Other risks are also detailed in First Financial’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K that are filed with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website www.sec.gov. Other factors not currently anticipated may also materially and adversely affect First Financial’s results of operations, financial position, and cash flows.  There can be no assurance that future results will meet expectations.  While First Financial believes that the forward-looking statements in this release are reasonable, the reader should not place undue reliance on any forward-looking statement.  In addition, these statements speak only as of the date made.  First Financial does not undertake, and expressly disclaims any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

First Financial Holdings, Inc.
September 30, 2012 Earnings Release	Page 10

FIRST FINANCIAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011

ASSETS
Cash and due from banks	$50,749	$62,831	$57,645	$61,400	$54,307
Interest-bearing deposits with banks	35,668	7,270	5,879	15,275	31,630
Total cash and cash equivalents	86,417	70,101	63,524	76,675	85,937
Investment securities
Securities available for sale, at fair value	236,048	244,059	442,531	404,550	412,108
Securities held to maturity, at amortized cost	17,331	20,014	19,835	20,486	21,671
Nonmarketable securities	23,254	29,327	37,965	32,694	35,782
Total investment securities	276,633	293,400	500,331	457,730	469,561
Loans	2,574,369	2,632,483	2,355,567	2,385,457	2,355,334
Less: Allowance for loan losses	46,351	48,799	50,776	53,524	54,333
Net loans	2,528,018	2,583,684	2,304,791	2,331,933	2,301,001
Loans held for sale	53,761	72,402	52,339	48,303	94,872
FDIC indemnification asset, net	75,017	77,311	46,272	51,021	50,465
Premises and equipment, net	83,916	85,285	83,146	82,907	83,423
Bank owned life insurance	50,241	10,000	---	---	---
Other intangible assets, net	8,478	8,931	2,310	2,401	2,491
Other assets	83,006	103,060	92,825	95,994	118,560
Total assets	$3,245,487	$3,304,174	$3,145,538	$3,146,964	$3,206,310

LIABILITIES
Deposits
Noninterest-bearing checking	$382,077	$359,352	$307,750	$279,310	$278,944
Interest-bearing checking	507,262	502,731	435,320	429,907	440,584
Savings and money market	730,365	731,428	563,344	522,496	505,059
Retail time deposits	869,544	934,245	753,481	791,544	824,875
Wholesale time deposits	127,509	175,446	204,594	215,941	253,395
Total deposits	2,616,757	2,703,202	2,264,489	2,239,198	2,302,857
Advances from FHLB	253,000	233,000	533,000	561,000	558,000
Long-term debt	47,204	47,204	47,204	47,204	47,204
Other liabilities	36,026	33,504	22,802	22,384	29,743
Total liabilities	2,952,987	3,016,910	2,867,495	2,869,786	2,937,804

SHAREHOLDERS' EQUITY
Preferred stock	1	1	1	1	1
Common stock	215	215	215	215	215
Additional paid-in capital	196,612	196,409	196,204	196,002	195,790
Treasury stock, at cost	(103,563)	(103,563)	(103,563)	(103,563)	(103,563)
Retained earnings	202,832	198,100	187,311	187,367	173,587
Accumulated other comprehensive (loss) income	(3,597)	(3,898)	(2,125)	(2,844)	2,476
Total shareholders’ equity	292,500	287,264	278,043	277,178	268,506
Total liabilities and shareholders' equity	$3,245,487	$3,304,174	$3,145,538	$3,146,964	$3,206,310

First Financial Holdings, Inc.
September 30, 2012 Earnings Release	Page 11

FIRST FINANCIAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended									Nine Months Ended
(in thousands, except per share data)	September 30, 2012		June 30, 2012		March 31, 2012		December 31, 2011		September 30, 2011	September 30, 2012		September 30, 2011

INTEREST INCOME
Interest and fees on loans		$37,104		$35,643		$32,476		$33,460	$33,828		$105,223	$103,169
Interest and dividends on investments		2,771		3,538		3,867		3,859	4,390		10,176	13,691
Other		139		162		16		293	338		317	1,352
Total interest income		40,014		39,343		36,359		37,612	38,556		115,716	118,212
INTEREST EXPENSE
Interest on deposits		3,747		3,981		3,951		4,554	5,323		11,679	18,131
Interest on borrowed money		3,070		3,649		4,156		4,159	4,169		10,875	12,314
Total interest expense		6,817		7,630		8,107		8,713	9,492		22,554	30,445
NET INTEREST INCOME		33,197		31,713		28,252		28,899	29,064		93,162	87,767
Provision for loan losses		4,533		4,697		6,745		7,445	8,940		15,975	99,418
Net interest income (loss) after provision for loan losses		28,664		27,016		21,507		21,454	20,124		77,187	(11,651)
NONINTEREST INCOME
Service charges on deposit accounts		7,772		7,558		7,302		7,099	7,196		22,632	20,559
Mortgage and other loan income		4,061		4,372		3,435		2,681	2,743		11,868	5,918
Trust and plan administration		1,117		1,078		1,081		1,192	1,333		3,276	3,561
Brokerage fees		655		875		664		532	588		2,194	1,911
Other		754		699		769		650	647		2,222	1,992
Other-than-temporary impairment on investment securities		(145)		(145)		(69)		(180)	(169)		(359)	(345)
Gain on acquisition		---		14,550		---		---	---		14,550	---
Gain on sale or call of investment securities		334		3,543		---		---	---		3,877	1,419
Gain on sold loan pool, net		---		---		---		20,796	1,900		---	1,900
Total noninterest income		14,548		32,530		13,182		32,770	14,238		60,260	36,915
NONINTEREST EXPENSE
Salaries and employee benefits		15,621		15,212		15,142		14,511	14,672		45,975	47,441
Occupancy costs		2,333		2,933		2,267		2,144	2,187		7,533	6,512
Furniture and equipment		2,132		1,893		1,809		1,870	1,724		5,834	5,318
Other real estate owned, net		1,030		134		530		1,541	3,115		1,694	3,782
FDIC insurance and regulatory fees		693		761		994		830	576		2,448	2,910
Professional services		1,980		1,875		1,465		1,042	1,589		5,320	4,161
Advertising and marketing		964		966		652		789	868		2,582	2,665
Other loan expense		1,620		1,283		1,351		1,043	990		4,254	3,014
Intangible amortization		512		368		90		90	80		970	244
Other expense		6,144		5,300		4,409		5,026	3,787		15,853	11,655
FHLB prepayment termination charge		---		8,525		---		---	---		8,525	---
Goodwill impairment		---		---		---		---	---		---	630
Total noninterest expense		33,029		39,250		28,709		28,886	29,588		100,988	88,332
Income (loss) from continuing operations before taxes		10,183		20,296		5,980		25,338	4,774		36,459	(63,068)
Income tax expense (benefit) from continuing operations		3,516		7,712		4,241		9,766	1,893		15,469	(24,308)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS		6,667		12,584		1,739		15,572	2,881		20,990	(38,760)
Loss from discontinued operations, net of tax		---		---		---		---	(1,804)		---	(3,593)
NET INCOME (LOSS)		$6,667		$12,584		$1,739		$15,572	$1,077		$20,990	$(42,353)
Preferred stock dividends		813		812		813		813	813		2,438	2,438
Accretion on preferred stock discount		160		158		156		153	151		474	446
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS		$5,694		$11,614		$770		$14,606	$113		$18,078	$(45,237)

Net income (loss) per common share from continuing operations
Basic		$0.34		$0.70		$0.05		$0.88	$0.12		$1.09	$(2.52)
Diluted		0.34		0.70		0.05		0.88	0.12		1.09	(2.52)

Net loss per common share from discontinued operations
Basic	$	---	$	---	$	---	$	---	$(0.11)	$	---	$(0.22)
Diluted		---		---		---		---	(0.11)		---	(0.22)

Net income (loss) per common share
Basic		$0.34		$0.70		$0.05		$0.88	$0.01		$1.09	$(2.74)
Diluted		0.34		0.70		0.05		0.88	0.01		1.09	(2.74)

Average common shares outstanding
Basic		16,527		16,527		16,527		16,527	16,527		16,527	16,527
Diluted		16,529		16,528		16,528		16,527	16,527		16,528	16,527

First Financial Holdings, Inc.
September 30, 2012 Earnings Release	Page 12

FIRST FINANCIAL HOLDINGS, INC.
NET INTEREST MARGIN ANALYSIS (Unaudited)
	For the Quarters Ended
	September 30, 2012			June 30, 2012			Change in
(dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Basis Points
Earning assets
Interest-bearing deposits with banks	$19,130	$7	0.15%	$10,191	$19	0.75%	$8,939	$(12)	(60)
Investment securities1	291,223	2,771	4.06	443,181	3,538	3.40	(151,958)	(767)	66
Loans2	2,673,438	37,104	5.53	2,619,409	35,643	5.46	54,029	1,461	7
FDIC indemnification asset	77,641	132	0.68	69,816	143	0.82	7,825	(11)	(14)
Total earning assets	3,061,432	40,014	5.23	3,142,597	39,343	5.05	(81,165)	671	18
Interest-bearing liabilities
Deposits	2,292,106	3,747	0.65	2,254,290	3,981	0.71	37,816	(234)	(6)
Borrowings	294,796	3,070	4.14	428,505	3,649	3.43	(133,709)	(579)	71
Total interest-bearing liabilities	2,586,902	6,817	1.05	2,682,795	7,630	1.14	(95,893)	(813)	(9)

Net interest income		$33,197			$31,713			$1,484

Net interest margin			4.35%			4.08%			27

1   Interest income used in the average rate calculation includes the tax equivalent adjustment of $184 thousand, and $226 thousand for the quarters ended
    September 30, 2012 and June 30,  2012, respectively, calculated based on a federal tax rate of 35%.

2 Average loans include loans held for sale and nonaccrual loans. Loan fees, which are not material for any of the periods, have been included in loan interest income for the rate calculation.

	For the Nine Months Ended
	September 30, 2012			September 30, 2011			Change in
(dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Basis Points
Earning Assets
Interest-bearing deposits with banks	$12,625	$27	0.29%	$10,946	$15	0.18%	$1,679	$12	11
Investment securities1	407,826	10,176	3.52	456,188	13,691	4.13	(48,362)	(3,515)	(61)
Loans2	2,571,323	105,223	5.46	2,538,159	103,169	5.43	33,164	2,054	3
FDIC indemnification asset	65,455	290	0.59	61,755	1,337	2.90	3,700	(1,047)	(231)
Total Earning Assets	3,057,229	115,716	5.08	3,067,048	118,212	5.17	(9,819)	(2,496)	(9)
Interest-bearing liabilities
Deposits	2,164,081	11,679	0.72	2,113,483	18,131	1.15	50,598	(6,452)	(43)
Borrowings	443,776	10,875	3.27	581,593	12,314	2.83	(137,817)	(1,439)	44
Total interest-bearing liabilities	2,607,857	22,554	1.16	2,695,076	30,445	1.51	(87,219)	(7,891)	(35)

Net interest income		$93,162			$87,767			$5,395

Net interest margin			4.09%			3.84%			25

1   Interest income used in the average rate calculation includes the tax equivalent adjustment of $592 thousand, and $447 thousand for the nine months ended September 30, 2012, and 2011, respectively, calculated based on a federal tax rate of 35%.

2 Average loans include loans held for sale and nonaccrual loans. Loan fees, which are not material for any of the periods, have been included in loan interest income for the rate calculation.

First Financial Holdings, Inc.
September 30, 2012 Earnings Release	Page 13

FIRST FINANCIAL HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION (Unaudited)	For the Quarters Ended
(dollars in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Average for the Quarter
Total assets	$3,283,512	$3,339,705	$3,151,385	$3,153,286	$3,201,416
Investment securities	291,223	443,181	490,356	469,925	468,360
Loans	2,673,438	2,619,409	2,420,000	2,428,743	2,442,071
Allowance for loan losses	48,329	50,547	52,282	54,178	55,503
Deposits	2,664,207	2,596,642	2,228,613	2,272,035	2,302,518
Borrowings	294,796	428,505	609,665	565,114	595,508
Shareholders' equity	290,047	285,672	277,390	279,066	267,404

Performance Metrics from Continuing Operations
Return on average assets	0.81%	1.51%	0.22%	1.98%	0.36%
Return on average shareholders' equity	9.20	17.62	2.51	22.32	4.31
Net interest margin (FTE)1	4.35	4.08	3.84	3.91	3.87
Efficiency ratio (non-GAAP)	69.19	66.04	68.87	70.12	70.90
Pre-tax pre-provision earnings (non-GAAP)	$14,716	$24,993	$12,725	$32,783	$13,714

Performance Metrics From Consolidated Operations
Return on average assets	0.81%	1.51%	0.22%	1.98%	0.13%
Return on average shareholders' equity	9.20	17.62	2.51	22.32	1.61

Asset Quality Metrics
Allowance for loan losses as a percent of loans	1.80%	1.85%	2.16%	2.24%	2.31%
Allowance for loan losses as a percent of nonperforming loans	94.53	97.72	101.75	112.19	126.64
Nonperforming loans as a percent of loans	1.90	1.90	2.12	2.00	1.82
Nonperforming assets as a percent of loans and other repossessed assets acquired2	2.72	2.94	3.02	2.83	4.48
Nonperforming assets as a percent of total assets	2.18	2.36	2.28	2.17	3.38
Net loans charged-off as a percent of average loans (annualized)	1.07	1.04	1.60	1.39	1.71
Net loans charged-off	$6,981	$6,673	$9,493	$8,254	$10,098

Asset Quality Metrics Excluding Covered Loans
Allowance for loan losses as a percent of non-covered loans	1.99%	2.06%	2.28%	2.39%	2.47%
Allowance for loan losses as a percent of non-covered nonperforming loans	118.82	123.61	148.22	177.35	227.09
Nonperforming loans as a percent of non-covered loans	1.67	1.67	1.54	1.34	1.09
Nonperforming assets as a percent of non-covered loans and other repossessed assets acquired2	1.97	2.01	2.00	1.91	3.58
Nonperforming assets as a percent of total assets	1.42	1.45	1.42	1.37	2.52

1 Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a federal tax rate of 35%.
2 Nonperforming loans held for sale in the amount of $39,412 thousand are included in loans at September 30, 2011.

First Financial Holdings, Inc.
September 30, 2012 Earnings Release	Page 14

FIRST FINANCIAL HOLDINGS, INC.
NON-GAAP RECONCILIATION (Unaudited)	For the Quarters Ended
(dollars in thousands, except per share data)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Efficiency Ratio from Continuing Operations
Net interest income (A)	$33,197	$31,713	$28,252	$28,899	$29,064
Taxable equivalent adjustment (B)	184	226	182	145	159
Noninterest income (C)	14,548	32,530	13,182	32,770	14,238
Gain on acquisition (D)	---	14,550	---	---	---
Net securities gains (losses) (E)	189	3,398	(69)	(180)	(169)
Gain on sold loan pool, net (F)	---	---	---	20,796	1,900
Noninterest expense (G)	33,029	39,250	28,709	28,886	29,588
FHLB prepayment termination charge (H)	---	8,525	---	---	---
Efficiency Ratio: (G-H)/(A+B+C-D-E-F) (non-GAAP)	69.19%	66.05%	68.87%	70.12%	70.90%

Tangible Assets and Tangible Common Equity
Total assets	$3,245,487	$3,304,174	$3,145,538	$3,146,964	$3,206,310
Goodwill	---	---	---	---	---
Other intangible assets, net	(8,478)	(8,931)	(2,310)	(2,401)	(2,491)
Tangible assets (non-GAAP)	$3,237,009	$3,295,243	$3,143,228	$3,144,563	$3,203,819

Total shareholders' equity	$292,500	$287,264	$278,043	$277,178	$268,506
Preferred stock	(65,000)	(65,000)	(65,000)	(65,000)	(65,000)
Goodwill	---	---	---	---	---
Other intangible assets, net	(8,478)	(8,931)	(2,310)	(2,401)	(2,491)
Tangible common equity (non-GAAP)	$219,022	$213,333	$210,733	$209,777	$201,015

Shares outstanding, end of period (000s)	16,527	16,527	16,527	16,527	16,527

Tangible common equity to tangible assets (non-GAAP)	6.77%	6.47%	6.70%	6.67%	6.27%
Book value per common share	$13.77	$13.45	$12.89	$12.84	$12.31
Tangible book value per common share (non-GAAP)	13.25	12.91	12.75	12.69	12.16

Pre-tax Pre-provision Earnings from Continuing Operations
Income before income taxes	$10,183	$20,296	$5,980	$25,338	$4,774
Provision for loan losses	4,533	4,697	6,745	7,445	8,940
Pre-tax pre-provision earnings (non-GAAP)	$14,716	$24,993	$12,725	$32,783	$13,714

Contact
First Financial Holdings, Inc.
Blaise B. Bettendorf
Executive Vice President and Chief Financial Officer
(843) 529-5931 or (843) 529-5456
investorrelations@firstfinancialholdings.com
bbettendorf@firstfinancialholdings.com